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                                                                Exhibit 10.8(a)

           FIRST AMENDED REVOLVING CREDIT AND TERM LOAN AGREEMENT


                          DATED AS OF FEBRUARY 20, 1996


                                  BY AND AMONG


                           RFS HOTEL INVESTORS, INC.,


                             RFS PARTNERSHIP, L.P.,


                                       AND


                           BOATMEN'S BANK OF TENNESSEE






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               TABLE OF CONTENTS OF FIRST AMENDED REVOLVING CREDIT
                             AND TERM LOAN AGREEMENT

ARTICLE I - DEFINITIONS AND ACCOUNTING TERMS......................................................................2

1.01.    Defined Terms............................................................................................2
1.02.    Accounting Terms.........................................................................................8
ARTICLE II - AMOUNT AND TERMS OF THE LOANS........................................................................8

2.01.    Revolving Credit Loan....................................................................................8
2.02.    Term Loan Option.........................................................................................8
2.03.    Notice and Manner of Borrowing...........................................................................9
2.04.    Interest.................................................................................................9
2.05.    Note.....................................................................................................9
2.06.    Prepayments and Funding Losses; Increased Costs; Unavailability of Dollar Deposits;
         Illegality and Risk Based Capital.......................................................................10
         (a)      Prepayment.....................................................................................10
         (b)      Increased Costs................................................................................10
         (c)      Unavailability of Dollar Deposits..............................................................10
         (d)      Illegality.....................................................................................11
         (e)      Risk-based Capital.............................................................................12
2.07.    Method of Payment.......................................................................................12
2.08.    Use of Loan Proceeds....................................................................................13
         (a)      Working Capital................................................................................13
         (b)      Acquisition....................................................................................13
         (c)      Development....................................................................................13
2.09.    Collateral Pool.........................................................................................14
         (a)      Mortgages......................................................................................14
         (b)      Security Agreements............................................................................14
         (c)      Evidence of Due Authorization of Security Documents and Corporate or
                  Partnership Good Standing......................................................................14
         (d)      Assignments of Rents and Leases................................................................15
         (e)      Franchise Agreements...........................................................................15
         (f)      Leases.........................................................................................15
         (g)      Subordinations.................................................................................15
         (h)      Management Agreements..........................................................................15
         (i)      Surveys........................................................................................15
         (j)      Title Insurance Policies.......................................................................15
         (k)      Environmental Audits...........................................................................16
         (l)      Physical Inspections...........................................................................16
         (m)      Hazard Insurance...............................................................................16
         (n)      Appraisals.....................................................................................16
         (o)      Environmental Indemnity........................................................................16
         (p)      Opinion of Counsel for Borrower and Rfsp.......................................................16

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

         (q)      Independent Market Study.......................................................................16
         (r)      Other Documents................................................................................16
2.10.    Adjustments to Collateral Pool Valuation................................................................17
         (a)      Appraisals.....................................................................................17
         (b)      Mandatory Adjustments..........................................................................17
         (c)      Adjustments for Franchise Cancellations........................................................17
         (d)      Pre-approvals..................................................................................18
2.11.    Sale of Hotel Properties................................................................................18
2.12.    Fees....................................................................................................18
         (a)      Commitment Fee.................................................................................18
         (b)      Agent's Fee....................................................................................18

ARTICLE III CONDITIONS PRECEDENT ................................................................................18

3.01.    Intentionally Omitted...................................................................................18
3.02.    Conditions Precedent to  Advances under the Revolving Credit Loan.......................................18
3.03.    Conditions Precedent to the Term Loan...................................................................19
         (a)      Note...........................................................................................19
         (b)      Opinion of Counsel for Borrower and RFSP.......................................................19
         (c)      Officer's Certificate, Etc.....................................................................19
         (d)      Modifications of Mortgages/Title Endorsements..................................................19
         (e)      Additional Documentation ......................................................................19

ARTICLE IV - REPRESENTATIONS AND WARRANTIES .....................................................................20

4.01.    Incorporation, Good Standing, and Due Qualification of Borrower.........................................20
4.02.    Corporate Power and Authority of Borrower...............................................................20
4.03.    Existence and Due Qualification of Rfsp.................................................................20
4.04.    Power and Authority of Rfsp.............................................................................20
4.05.    Legally Enforceable Agreement...........................................................................21
4.06.    Labor Disputes and Acts of God..........................................................................21
4.07.    Other Agreements........................................................................................21
4.08.    Litigation..............................................................................................21
4.09.    No Defaults on Outstanding Judgments or Orders..........................................................21
4.10.    Ownership and Liens.....................................................................................22
4.11.    Operation of Business...................................................................................22
4.12.    Taxes...................................................................................................22
4.13.    Debt....................................................................................................22
4.14.    Environmental Compliance................................................................................22
4.15.    Ada Compliance..........................................................................................22
4.16.    Operations; Room Rents..................................................................................23

ARTICLE V - AFFIRMATIVE  COVENANTS...............................................................................23
5.01.    Maintenance of Existence................................................................................23
5.02.    Maintenance of Records..................................................................................23

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
5.03.    Maintenance of Properties...............................................................................23
5.04.    Conduct of Business.....................................................................................23
5.05.    Maintenance of Insurance................................................................................23
5.06.    Compliance with Laws....................................................................................24
5.07.    Right of Inspection.....................................................................................24
5.08.    Reporting Requirements..................................................................................24
         (a)      Quarterly Financial Statements.................................................................24
         (b)      Annual Financial Statements....................................................................24
         (c)      Management Letters.............................................................................25
         (d)      Certificate of No Default......................................................................25
         (e)      Notice of Litigation...........................................................................25
         (f)      Notice of Defaults and Events of Default.......................................................25
         (g)      Reports to Other Creditors.....................................................................25
         (h)      Proxy Statements, Etc..........................................................................25
         (i)      Tax Receipts...................................................................................26
         (j)      General Information............................................................................26
5.09.    Debt Coverage Ratios....................................................................................26
         (a)      Debt Coverage Ratio (NOI)......................................................................26
         (b)      Debt Coverage Ratio (CF).......................................................................26
         (c)      Debt Coverage Ratio (CFO)......................................................................26
         (d)      Quarterly Calculations.........................................................................26
         (e)      Revolving Credit Loan Calculation..............................................................26
5 10.    Reserve for Room Renovations............................................................................27
5.11.    Maintenance of Franchises...............................................................................27
5.12.    Minimum Net Worth.......................................................................................27
5.13.    Operations; Room Rents..................................................................................27
5.14.    Minimum Cash Flow.......................................................................................27

ARTICLE VI NEGATIVE COVENANTS....................................................................................27
6.01.    Liens...................................................................................................28
6.02.    Debt....................................................................................................28
6.03.    Mergers, Etc............................................................................................29
6.04.    Leases..................................................................................................29
6.05.    Sale and Leaseback......................................................................................29
6.06.    Guaranties, Etc.........................................................................................29
6.07.    Condition of Hotels.....................................................................................29

ARTICLE VII - EVENTS OF DEFAULT..................................................................................30
7.01.    Events of Default.......................................................................................30

ARTICLE VIII - MISCELLANEOUS.....................................................................................32
8.01.    Amendments, Etc.........................................................................................32
8.02.    Notices, Etc............................................................................................32
8.03.    No Waiver; Remedies.....................................................................................32
8.04.    Successor and Assigns...................................................................................33

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
8.05.    Costs, Expenses, and Taxes..............................................................................33
8.06.    Right of Set-off........................................................................................33
8.07.    Waiver of Right to Jury Trial...........................................................................33
8.08.    Governing Law...........................................................................................34
8.09.    Severability of Provision...............................................................................34
8.10.    Headings................................................................................................34
8.11.    Joinder by RFSP.........................................................................................34
8.12.    Jurisdiction and Venue..................................................................................34
8.13.    No Third Party Beneficiaries............................................................................35
8.14.    No Agency...............................................................................................35
8.15.    Bank Approvals..........................................................................................35
8.16.    Lending Limitation; Participation.......................................................................35


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             FIRST AMENDED REVOLVING CREDIT AND TERM LOAN AGREEMENT

         THIS FIRST AMENDED REVOLVING CREDIT AND TERM LOAN AGREEMENT ("AGREEMENT") dated as of February 20, 1996, between RFS HOTEL INVESTORS, INC., a Tennessee corporation ("Borrower"); RFS PARTNERSHIP, L.P., a Tennessee limited partnership ("RFSP"); and BOATMEN'S BANK OF TENNESSEE, a Tennessee banking corporation ("Bank"), on behalf of itself as well as all Participants.

                                    RECITALS:

         A. Borrower is an equity real estate investment trust ("REIT") and is the majority owner and general partner of RFSP which owns certain Hotel Properties, as herein defined, in various states.

         B. Bank and the Participants, as herein defined, have heretofore committed to make advances to Borrower on a revolving credit basis in an amount not to exceed at any one time outstanding the maximum aggregate principal sum of Fifty Million and No/100 dollars ($50,000,000.00). Accordingly, Bank, Borrower, RFSP and RFS Management Co., Inc. ("RFSM") entered into that certain Revolving Credit and Term Loan Agreement dated as of the 8th day of September, 1994 (the "First Loan Agreement"), and Bank and the Participants entered into the Participation Agreement, as herein defined, setting forth the terms and conditions of Bank's and the Participant's agreement to fund their respective Percentage Interests of the Revolving Credit Loan, as herein defined.

         C. RFSM has been merged into RFS, Inc. ("RFS") which has merged with Doubletree, Corporation, and has asked to be removed from this Agreement, as well as for certain changes to the form of lease subordination agreement executed formerly by RFSM, and to be executed henceforth by RFS, in connection with each of the Hotel Properties.

         D. Bank, Borrower, RFSP and RFS have heretofore entered into that certain First Modification Agreement dated as of the 31st day of August, 1995, and that certain Second Modification Agreement dated as of the 31st day of October, 1995 (collectively the "Modification Agreements").

         E. Bank, Borrower and RFSP have all agreed to enter into this Agreement amending and restating the First Loan Agreement to remove RFS therefrom, include the changes set forth in the Modification Agreements, and to include certain other amendments as hereinafter set forth.

         NOW, THEREFORE, in consideration of their mutual covenants, the financial accommodations extended to Borrower herein which will benefit not only Borrower but RFSP as well, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree to and affirm the foregoing recitals, and further agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

         SECTION 1.01. DEFINED TERMS. As used in this Agreement the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

(a) "Additional Hotel Properties" means all Hotel Properties acquired by Borrower or RFSP subsequent to the date of this Agreement, regardless of whether the same are included in the Collateral Pool.

(b) "Agreement means this First Amended Revolving Credit and Term Loan Agreement, as hereinafter amended, supplemented, or modified from time to time.

(c) "Annual Debt Service" means the annual payments of principal and/or interest, as the case may be, required to be paid on a particular Debt of Borrower which, when referring to all of Borrower's Debt shall include, without limitation, projected annual payments of principal and interest on the Revolving Credit Loan using the projected debt service calculation set forth in Section 5.09e herein, as well as payments paid on the principal indebtedness outstanding under obligations assumed by Borrower on any Additional Hotel Properties acquired by Borrower.

(d) "Asbestos" shall have the meanings provided under the Environmental Laws (as hereinafter defined), and shall include, but not be limited to, asbestos fibers and friable asbestos, as such terms are defined under the Environmental Laws.

(e) "Assignments of Rents and Leases" means the assignments of rents, leases, issues and profits covering the Hotel Properties described in the Mortgages.

(f) "Base Rate" means a variable rate and is a benchmark or reference rate of interest established by Bank as its corporate base rate to be in effect from time to time whether or not such rate is otherwise published, which rate may not be the Bank's lowest or best rate; provided, that in the event this Agreement is assigned to another holder of the Revolving Credit Note which is a commercial bank, Base Rate shall mean the reference rate of interest established by such subsequent holder from and after the date of such assignment, as its base rate from time to time.

(g) "Borrowing Base" shall mean a sum equal to thirty three percent (33%) of the Value of the Collateral Pool, to be determined by Bank, from time to time, including, without limitation, whenever an advance is requested by Borrower under the Revolving Credit Loan.

(h) "Business Day" means any Domestic Business Day on which Bank is open for business.

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(i)      "Capital Lease" means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

(j) "Cash Flow" or "CF" means the gross income received by Borrower and/or by RFSP, as the case may be, from lease payments received from Collateral Pool Properties, less real property taxes and insurance premiums paid in connection therewith, and less a proportionate share of any and all other expenses of every type and character incurred by Borrower and/or RFSP (except for depreciation and amortization and interest expense), such proportion being equal to the ratio of the total number of hotel rooms contained in the Collateral Pool Properties divided by the total number of hotel rooms contained in all of the Hotel Properties.

(k) "Cash Flow Operations" or "CFO" means the gross income received by Borrower and/or by RFSP, as the case may be, from lease payments received from all Hotel Properties, less real property taxes and insurance premiums paid in connection therewith, and less any and all other expenses of every type and character incurred by Borrower and/or RFSP (except for depreciation and amortization, and interest expense).

(l) "Collateral" means all property which is subject or is to be subject to the Liens granted by the Security Agreements.

(m) "Collateral Pool" means such of the Initial Hotels and the Additional Hotel Properties which Bank has accepted as part of the Collateral Pool pursuant to the terms of Section 2.09 hereof.

(n) "Collateral Pool Property" means any of the Initial Hotels or the Additional Hotel Properties which may, at the relevant time, be part of the Collateral Pool.

(o) "Commitment" means Bank's obligation to make the Loans to Borrower pursuant to Sections 2.01 and 2.02 in the amount referred to therein.

(p) "Cost Basis" means the original acquisition cost of a Hotel Property or Properties, as the case may be, plus the actual cost of any permanent improvements increasing the net useable square footage of the Hotel Property or Properties in question, determined according to GAAP.

(q) "Debt" means: (a) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (excluding trade obligations incurred in the ordinary course of business); (b) obligations as lessee under Capital Leases; (c) obligations under letters of credit issued for the account of any Person; (d) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; and (e) obligations secured by

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         any Lien on property owned by the Person, whether or not the obligations have been assumed.

(r) "Debt Coverage Ratio (CF)," applies to Borrower's Debt relating to the Revolving Credit Loan only, and shall mean the ratio of Cash Flow from the Collateral Pool Properties to Annual Debt Service on the Revolving Credit Loan using the projected debt service calculation set forth in
         Section 5.09e hereof.

(s) "Debt Coverage Ratio (CFO)," applies to all Debt and Hotel Properties of Borrower, and shall mean the ratio of CFO from all Hotel Properties to Annual Debt Service on the Revolving Credit Loan.

(t) "Debt Coverage Ratio (NOI)," applies to all Debt and Hotel Properties of Borrower, and shall mean the ratio of Net Operating Income from all Hotel Properties to Annual Debt Service on all of Borrower's Debt.

(u) "Default" means any of the events specified in Section 7.01, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

(v) "Development" means the construction of "Additional Hotel Properties" as defined in the Loan Agreement, and all reasonable, normal and necessary costs incident thereto including, without limitation, costs incurred for acquisition, engineering, architectural, planning, rezoning, environmental testing and appraisal.

(w) "Domestic Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Memphis, Tennessee, are authorized or required to close under the laws of the state of Tennessee.

(x) "Easements" means any agreements entered into by Borrower, RFSP or RFS with any other Persons, which agreements grant to such Person the right to use any portion of any of the Hotel Properties, including, without limitation, any reciprocal easement agreement entered into with adjoining landowners owning property adjacent to any of the Hotel Properties.

(y) "Environmental Laws" means the Toxic Substances Control Act of 1976, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Response, Compensation and Liability Act of 1980, the Federal Insecticide, Fungicide and Rodenticide Act of 1972, the Clean Air Act of 1971, as amended, the Clean Water Act of 1977, the Safe Drinking Water Act of 1977 and the National Environmental Policy Act of 1969, including all amendments to and regulations under such acts, and all other applicable federal, state and local laws, rules, regulations, orders, judicial determinations and decisions or determinations by any judicial, legislative or executive body of any governmental or quasi-governmental entity, whether in the past, the present or the future, with respect to: (1) the installation, existence, or removal of, or exposure to, Asbestos at any Hotel Property owned by Borrower or RFSP;
         (2) the existence on, discharge from, or removal from any such Hotel Property of Hazardous Wastes; and (3) the effects on the environment of any such Hotel Property or of any activity now, previously, or hereafter conducted on any such Hotel Property.

(z) "Event of Default" means any of the events specified in Section 7.01, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

(aa)     "GAAP" means generally accepted accounting principles in the United
         States.

(bb) "Hazardous Wastes" means any chemical, material or substance to which exposure is prohibited, limited or regulated by any Environmental Law or which even if not so regulated, is known to pose a hazard to health and safety, including, but not limited to, Asbestos and any of the following as defined by the Environmental Laws: solid wastes; toxic or hazardous substances, wastes or contaminants (including, without limitation, polychlorinated biphenyls ["PCB's"], paint containing lead and urea formaldehyde foam insulation); and discharges of sewage and effluent.

(cc) "Head Office" means the principal office of Bank at 6060 Poplar Avenue, Memphis, Tennessee 38119; or the principal office of any subsequent holder of the Revolving Credit Note.

(dd) "Hotel Properties" means all hotel properties now owned, or hereafter acquired, by RFSP or Borrower including, without limitation, the Initial Hotels and the Additional Hotel Properties, regardless of whether any of the same are included in the Collateral Pool or not.

(ee)     "Initial Hotels" means the Hotel Properties presently owned by RFSP.

(ff) "Interest Period" means a period of ninety (90) days commencing on each date the interest rate payable on the Revolving Credit Loan is adjusted as provided in Section 2.04 hereof.

(gg) "Leases" means any and all leases of any or all of the Hotel Properties by RFSP or Borrower, as lessor therein.

(hh)     "LIBOR Rate," as used herein, shall mean the average of interbank three
         (3) month offered rates for U.S. dollar deposits in the London market based on quotations at five major banks, as published in The Wall Street Journal and set forth under its "Money Rates" and described as "LONDON INTERBANK OFFERED RATES (LIBOR)"; provided that if two or more three-month LIBOR Rates are published, the LIBOR Rate shall be the arithmetic mean of such offered rates rounded upwards, if necessary, to the nearest 1/16th of one percent; provided further, however, that if the rate adjustment date falls on a Saturday, Sunday or legal holiday, or if a LIBOR Rate does not appear in The Wall Street Journal on the rate adjustment date, then the LIBOR Rate shall be the LIBOR Rate as published in The Wall Street Journal on the next Domestic Business Day on which a three (3) month LIBOR Rate appears; and provided further, however, that if at any time hereafter The Wall Street Journal ceases to publish the LIBOR Rate, then "LIBOR Rate" shall mean the arithmetic mean rounded upwards, if necessary, to the nearest 1/16th of one percent of the interest rates per annum at which deposits in an amount comparable to the aggregate principal amount outstanding under the Revolving Credit Note in U.S. Dollars are offered by the Reference Banks, as hereinafter defined, to leading banks in the London Interbank market for a period of three (3) months as of 11:00 a.m., London time, on the day which is two Business Days prior to the first day of the applicable Interest Period.

         The term "Reference Banks" means Barclays Bank PLC, Bankers Trust Company, National Westminster PLC and Bank of Tokyo, and, in the event data from any such bank is unavailable, in the order of priority, Credit Suisse, Deutsche Bank, Swiss Bank and/or Citibank, N.A.

(ii) "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement, or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

(jj) "Loans" means the Revolving Credit Loan or the Term Loan or both as the context may require.

(kk) "Loan Documents" means this Agreement, the Note, the Mortgages, the Assignment of Rents and Leases, the Security Agreements, the Environmental Indemnity Agreement and any additional documents required to be delivered by Borrower, RFSP or RFS under this Agreement, or otherwise evidencing, securing and/or relating to the Loans.

(ll) "Loan to Value Ratio" shall mean that percentage that the current outstanding principal balance of the Loans bears to the aggregate Value of the Collateral Pool, as such ratio is computed by Bank from time to time.

(mm) "Mortgages" means the deeds of trust or mortgages covering the Initial Hotels and any Additional Hotel Properties.

(nn) "Net Operating Income" means the sum of (a) net income after tax (excluding any net capital gain) for the preceding twelve (12) months, plus (b) interest expense and/or percentage rent payments, as the case may be, for that period, plus (c) depreciation and amortization expense for that period, all performed on a consolidated basis.

(oo) "Note" means the Revolving Credit Note and may also mean, if the context requires and if Borrower does not execute a replacement note when the Revolving Credit Loan is converted to the Term Loan, the promissory note evidencing the Term Loan.

(pp) "Operating Income" means the gross revenue derived from the operation of the Collateral Pool Properties, less all expenses pertaining thereto, including, without limitation, real and personal property taxes and insurance premiums, and projected expenses associated with the replacement of fixed assets of four percent (4%) of gross revenues, and projected expenses associated with the management of the Collateral Pool Properties of four percent (4%) of gross revenues.

(qq) "Participants" means those certain lenders who have agreed, or will agree, from time to time, to fund a portion of the Commitment, and/or purchase a portion of the Loans.

(rr) "Participation Agreement" means any participation agreement, as subsequently modified or amended, entered into by and among Bank and the Participants, pursuant to which each Participant has agreed, or will agree, to purchase and/or fund its respective Percentage Interest in the Loans, including all loan advances and other extensions of credit made or to be made pursuant to the provisions hereof, as said Participation Agreement may be amended from time to time.

(ss) "Percentage Interest" means, as applicable and as the context would require, either (i) the proportionate share of Bank or each Participant of the Revolving Credit Loan, or (ii) the proportionate share of Bank or each Participant of the principal balance outstanding at any given time under the Revolving Credit Loan.

(tt) "Person" means any individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

(uu)     "Revolving Credit Loan" shall have the meaning assigned to such term in
         Section 2.01.

(vv)     "Revolving Credit Note" shall have the meaning assigned to such term in
         Section 2.05.

(ww) "Security Agreements" means the Security Agreements to be delivered by Borrower and RFSP under the terms of this Agreement and may be included in the Mortgages.

(xx) "Termination Date" means September 8, 1998, and is the date on which Bank's commitment to make advances under the Revolving Credit Loan shall terminate, and on which date the outstanding principal balance under the Revolving Credit Loan, plus all accrued and unpaid interest shall be due and payable in full.

(yy)     "Term Loan" shall have the meaning assigned to such term in Section
         2.02.

(zz) "Value" means the lesser of (i) the actual Cost Basis of the Collateral Pool, determined according to GAAP, or (ii) the most recent appraised value of the Collateral Pool.

         SECTION 1.02. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with that applied in the preparation of the financial statements referred to in Section 5.08, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

                                   ARTICLE II

                          AMOUNT AND TERMS OF THE LOANS

         SECTION 2.01. REVOLVING CREDIT LOAN. Bank agrees, subject to the terms and conditions hereinafter set forth (including, without limitation, the restriction on Bank's obligation to disburse any portion the Participants have failed to fund as provided in Section 8.16 hereof), to make advances to Borrower from time to time during the period from September 8, 1994, up to but not including the Termination Date (the "Revolving Credit Loan") in an aggregate principal amount outstanding not to exceed at any time the lesser of: (a) Fifty Million and No/100 Dollars ($50,000,000.00), less any sums which the Participants have failed to fund, as more fully provided in Section 8.16 hereof, or (b) the Borrowing Base which shall be equal to thirty three percent (33%) of the Value of the Collateral Pool Properties, subject to adjustment in accordance with Section 2.10. Within the limits of the Commitment, Borrower may borrow, prepay pursuant to Section 2.06, and reborrow under this Section 2.01.

         SECTION 2.02. TERM LOAN OPTION. Provided that no Default or Event of Default has occurred and is then existing under the terms of this Agreement, and Borrower is in material compliance with the provisions of any other agreement with Bank, at the Termination Date, Borrower shall have the option (the "Term Loan Option") to convert the principal balance outstanding under the Revolving Credit Loan (in a principal amount not exceeding the Commitment) to a term loan (the "Term Loan"), as shall be provided in the Revolving Credit Note, in form and content prepared by and acceptable to Bank. All accrued and outstanding interest on the portion of the Revolving Credit Loan converted to the Term Loan shall be paid on or prior to the date such conversion becomes effective. The outstanding principal balance of the Term Loan shall accrue and bear interest throughout its term at the option of Borrower at either (a) a fixed rate of interest equal to two and one-half percent (2 1/2%)in excess of the five (5) year U.S. Treasury Bond yield as reported in The Wall Street Journal under its money rates on the date of conversion or (b) a variable rate equal to Bank's corporate Base Rate plus one percent (1%) floating, as the same may change from time to time. Borrower's interest rate option shall be a one-time option only and must be exercised within ten (10) days prior to the Termination Date. Interest shall be calculated on the basis of a year of 360 days from the actual number of days elapsed. The Term Loan shall be payable over five (5) years in consecutive monthly installments of principal and interest commencing the first day of the month following conversion and due on the first day of each month thereafter for the remainder of the five-year term. The first fifty-nine (59) monthly payments shall be computed based on a ten (10) year amortization, with the sixtieth and final such monthly payment to be in the amount of the entire remaining principal and all accrued and unpaid interest.

         SECTION 2.03. NOTICE AND MANNER OF BORROWING. Borrower shall submit to Bank a request for an advance under the Revolving Credit Loan at least five (5) Domestic Business Days prior to the requested date for funding. Each such request for advance shall specify the effective date for funding and the amount of the advance requested, specify the use to be made of the proceeds of such advance in such detail as Bank shall require, and be accompanied by (a) a debt service coverage worksheet depicting the debt service coverage calculation for the twelve-month period ending with the last day of the most recent fiscal quarter (the "Debt Coverage Worksheet"), and (b), a borrowing base certificate ("Borrowing Base Certificate"), all of which request for advance, Debt Coverage Worksheet and Borrowing Base Certificate shall be submitted in form and content acceptable to Bank , as the same may be modified by Bank from time to time. Not later than 2:00 p.m. Memphis, Tennessee, applicable central time on the date such advance under the Revolving Credit Loan is to be effective, provided all of the applicable conditions set forth in Article III hereof have been fulfilled to Bank's satisfaction, Bank and/or the Participants, as the case may be, will make such advance under the Revolving Credit Loan available to Borrower in immediately available funds by crediting the amount thereof to Borrower's account with Bank.

         SECTION 2.04. INTEREST. Borrower shall pay interest to Bank on the outstanding and unpaid principal amount of the Revolving Credit Loan at a floating rate equal to one and three-fourths percent (1 3/4%) in excess of the LIBOR Rate on the date of the initial advance under the Revolving Credit Loan hereunder, and on the ninetieth (90th) day of each Interest Period thereafter to correspond to the LIBOR Rate published or determined on the date of such adjustment; such rate as adjusted shall be effective for the next succeeding ninety-day period. The interest rate as so determined shall be applicable to all advances under the Revolving Credit Loan and shall be subject to adjustment on the same date for each new Interest Period, regardless of the date of any particular advance under the Revolving Credit Loan. Interest shall be calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed. Interest on the Revolving Credit Loan shall be paid in immediately available funds on the first day of each month at the Head Office. Any principal installment or final payment amount under any Note not paid when due at maturity, by acceleration, or otherwise, shall bear interest thereafter until paid at a rate which shall be equal to the maximum effective rate of interest which Bank or the then current holder of the Note is permitted to contract for and charge from time to time.

         SECTION 2.05. NOTE. The Revolving Credit Loan and advances thereunder shall be evidenced by, and repaid with interest in accordance with, a single promissory note of Borrower in form and content acceptable to Bank, in the original principal amount of Fifty Million and No/100 Dollars ($50,000,000.00) dated September 8, 1994, which Note shall be payable to Bank, and maturing as to principal on the Termination Date (the "Revolving Credit Note"). In the absence of manifest error, the amounts reflected on Bank's and the Participants' internal records shall be deemed conclusive as to the outstanding balance of principal and interest under the Revolving Credit Loan from time to time. The Term Loan, if Borrower exercises the Term Loan Option, shall also be evidenced by the Revolving Credit Note, with applicable provisions therein pertaining to the Term Loan Option as required by Bank. In the event Borrower exercises the Term Loan Option, if requested by Bank, Borrower shall execute a replacement note, in form and content acceptable to Bank, evidencing the Term Loan.

         SECTION 2.06. PREPAYMENTS AND FUNDING LOSSES; INCREASED COSTS; UNAVAILABILITY OF DOLLAR DEPOSITS; ILLEGALITY AND RISK BASED CAPITAL.

                  (a) PREPAYMENT. Borrower may, upon at least five (5) Domestic Business Days' notice to Bank, prepay the Revolving Credit Loan or the Term Loan, in whole or in part, without penalty, with accrued interest to the date of such prepayment on the amount prepaid.

                  (b) INCREASED COSTS. In the event that any applicable law or regulation or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) (i) shall change the basis of taxation of payments to Bank of any amounts payable by Borrower hereunder (other than taxes imposed on the overall net income of Bank), or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or
         (iii) shall impose any other condition with respect to the Loans, and the result of any of the foregoing is to increase the cost to Bank of making or maintaining the Loans or to reduce any amount receivable by Bank, and Bank determines that such increased costs or reduction in amount receivable was attributable to the LIBOR Rate basis used to establish the interest rate applicable to the Revolving Credit Loan, then Borrower shall from time to time, upon demand by Bank, pay to Bank additional amounts sufficient to compensate Bank for such increased cost. A detailed statement as to the amount of such increased cost, prepared in good faith and submitted to Borrower by Bank, shall be conclusive and binding in the absence of manifest error.

                  (c) UNAVAILABILITY OF DOLLAR DEPOSITS. If Borrower selects the LIBOR Rate, if on or prior to the first day of any Interest Period: (i) Borrower is advised by Bank that deposits in Dollars (in the applicable amounts) are not being offered to Bank in the Euro-dollar interbank market for such Interest Period, or (ii) Borrower is advised by Bank that the Reserve Adjusted LIBOR Rate will not adequately and fairly reflect the cost to Bank of funding the Loans for such Interest Period, until the circumstances giving rise to such suspension no longer exist, the Reserve Adjusted LIBOR Rate shall be suspended as the basis for establishing the interest rate at which interest will accrue under the Revolving Credit Loan. Commencing on the day Borrower receives advice of such suspension, and continuing for a maximum of ten (10) Domestic Business Days thereafter, Bank and Borrower shall conduct good faith negotiations to establish a mutually agreeable substitute method of determining the rate at which interest will accrue under the Revolving Credit

         Loans during such period of suspension. Bank shall be under no obligation to make further advances under the Revolving Credit Loan during such period of suspension. If Bank and Borrower have not reached an agreement with respect to such substitute method of determining interest by the end of such negotiation period, Borrower shall, at its option, (i) prepay the entire unpaid principal balance and all accrued but unpaid interest then outstanding under the Revolving Credit Loan within fifteen (15) days after the termination of such negotiations as evidenced by Bank's written statement delivered to Borrower indicating the failure of such negotiations, or (ii) elect to convert the entire outstanding principal balance under the Revolving Credit Loan to the Term Loan in strict accordance with Section 2.02 and provided the conditions specified in said Section 2.02 are satisfied and Borrower gives Bank five (5) days' prior written notice thereof, which conversion shall be effective the fifteenth (15th) day following the termination of negotiations. For purposes of such prepayment, interest shall accrue under the Revolving Credit Loan for any period during which the LIBOR Rate basis was suspended at the interest rate per annum required to be paid hereunder on the day immediately prior to the day such suspension began continuing until agreement is reached as to a substitute method of determining the interest rate or the principal is paid in full. The suspension shall not affect the rate applicable to the Term Loan during the suspension period, which shall remain the rate set forth in the Note.

                  (d) ILLEGALITY. Notwithstanding any other provision herein, if Bank determines that any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency, shall make it unlawful or impossible for Bank to maintain or fund the Revolving Credit Loan based upon the Reserve Adjusted LIBOR Rate and Bank so advises Borrower of such fact, until other circumstances giving rise to such suspension no longer exist, the LIBOR Rate shall be suspended as the basis for establishing the interest rate at which interest shall accrue under the Revolving Credit Loan. Commencing on the day Borrower receives advice of such suspension, and continuing for a maximum of ten (10) Domestic Business Days thereafter, Bank and Borrower shall conduct good faith negotiations to establish a mutually agreeable substitute method of determining the rate at which interest shall accrue under the Revolving Credit Loan during such period of suspension. Bank shall be under no obligation to make further advances of Revolving Credit Loan during such period of suspension. If Bank and Borrower have not reached an agreement with respect to such substitute method of determining interest by the end of such negotiation period, Borrower shall, at its option, (i) prepay the entire unpaid principal balance and all accrued but unpaid interest then outstanding under the Revolving Credit Loan within fifteen (15) days after the termination of such negotiations as evidenced by Bank's written statement delivered to Borrower indicating the failure of such negotiations, or (ii) elect to convert the entire outstanding principal balance under the Revolving Credit Loan to the Term Loan in strict accordance with Section 2.02 and provided the conditions specified in said 2.02 are satisfied and Borrower gives Bank five (5) days' prior written notice thereof, which conversion shall be effective the fifteenth (15th) day following the termination of negotiations. For purposes of such prepayment, interest shall accrue under the Revolving Credit Loan for any period during which the LIBOR Rate basis was suspended at the interest rate per annum required to be paid hereunder on the day immediately prior to the day such suspension began and continuing until agreement is reached as to a substitute method of determining the interest rate or the principal is paid in full.

                  (e) RISK-BASED CAPITAL. In the event that the (i) introduction of or any change in the judicial, administrative, or other governmental interpretation of any law or regulation or (ii) compliance by Bank or any corporation controlling Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), has the effect of requiring an increase in the amount of capital required or expected to be maintained by Bank or any corporation controlling Bank, and Bank determines that such increase is based upon its obligations hereunder, and other similar obligations, Borrower shall pay to Bank such additional amount as shall be certified by Bank to be the amount allocable to Bank's obligations to the Borrower hereunder. Provided, however, with respect to the occurrence of any increase in premiums payable by Bank to the Federal Deposit Insurance Corporation which is the direct result of an unsound practice or procedure of Bank in the opinion of said agency, said increase alone shall not serve as the basis of the requirement of Bank hereunder that Borrower pay any additional amounts and Bank must have an independent basis for assessing such additional amount. Bank will notify Borrower of any event occurring after the date hereof that will entitle Bank to compensation pursuant to this subsection as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Determination by Bank for purposes of this subsection of the effect of any increase in the amount of capital required to be maintained by Bank and of the amount allocable to Bank's obligations to Borrower hereunder shall be conclusive, provided that such determinations are made on a reasonable basis. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Borrower's obligations to pay increased interest rates and other fees and charges under this Section 2.06 are limited to the extent that such obligations do not arise or are effected due to acts or omissions of Bank resulting from gross negligence, willful or unlawful conduct.

         SECTION 2.07. METHOD OF PAYMENT. Borrower shall make each payment under this Agreement and under the Note not later than 2:00 p.m., Memphis, Tennessee, time, on the date when due in lawful money of the United States to Bank at the Head Office in immediately available funds. Borrower hereby authorizes Bank, if and to the extent payment is not made when due under this Agreement or under the Note, to charge from time to time against any account of Borrower with Bank containing unrestricted funds any amount so due. Whenever any payment to be made under this Agreement or under the Note shall be stated to be due on a Saturday, Sunday, or a public holiday, or Banking holiday under the laws of the state in which the Head Office is located, such payment shall be made on the next succeeding Domestic Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

         SECTION 2.08. USE OF LOAN PROCEEDS. Advances under the Revolving Credit Loan shall be used by Borrower for the following purposes only:

         (a) Working Capital. Working capital needs including, without limitation, the payment of dividends in the ordinary course of operations (and advances to RFSP for its working capital needs), such advances for working capital needs not to exceed the aggregate sum of Five Million and No/100 Dollars ($5,000,000.00) outstanding at any one time;

         (b) Acquisition. Acquisition of Additional Hotel Properties by RFSP or Borrower (provided however, no portion of the Loans shall be used for international hotel acquisitions);

         (c) Development. Development of Additional Hotel Properties, such advances for ----------- Development not to exceed the aggregate sum of Thirty-Five Million and No/100 Dollars ($35,000,000.00) outstanding at any one time, provided however, that Bank shall be under no obligation to allow Advances for Development unless and until Bank deems itself fully secured by enough Hotel Properties which have been accepted into the Collateral Pool in order to maintain, including the Advance requested for any such Development purpose, the proper Loan to Value Ratio required in Section
                  2.10 of this Agreement.

                  In the event that the acquisition of any Additional Hotel Property shall be funded with proceeds from the Revolving Credit Loan, Bank shall have received at least thirty (30) days prior notice if such Additional Hotel Property is to be added to the Collateral Pool upon the acquisition thereof pursuant to the terms of this Agreement. Borrower shall have full responsibility to deliver or have delivered to Bank those items specified in subsections 2.09 (a) - (r) below in the form required, and to otherwise comply with all other requirements set forth therein on or before the date of closing of any acquisition, or the date Borrower shall otherwise require such proceeds for the acquisition of any Additional Hotel Properties. Notwithstanding the foregoing, in the event Borrower shall request an advance under the Revolving Credit Loan in accordance with Section 2.03 above and such request is within the limits of the Commitment pursuant to Section 2.01 above and Borrower otherwise complies with the provisions of Article III, said advance under the Revolving Credit Loan may be used by Borrower to acquire an Additional Hotel Property with respect to which all items specified in Section 2.09 have not been satisfied at the time of the advance thereunder in the event that Borrower shall not at the time of such advance seek to have such Additional Hotel Property made a part of the Collateral Pool. If Borrower shall thereafter seek to have such Additional Hotel Property approved for the Collateral Pool, it shall satisfy in full the requirements of Section 2.09 with respect thereto, provided, however, that all Additional Hotel Properties to be added to the Collateral Pool must be added within sixty (60) days of acquisition or Bank shall be under no obligation to thereafter consider accepting any such Additional Hotel Properties into the Collateral Pool.


         SECTION 2.09. COLLATERAL POOL. Borrower and RFSP shall provide Bank with enough Hotel Properties acceptable to Bank for inclusion in the Collateral Pool which are sufficient to maintain, at all times relevant hereto, a Value of the Collateral Pool Properties equal to or greater than One Hundred Fifty-One Million, Five Hundred Thousand and No/100 Dollars ($151,500,000.00). All such Hotel Properties shall be deemed a part of the Collateral Pool for purposes of
Section 2.01 only after Bank has received, with respect to each such Hotel Property, each of the following documents within the time limits set forth in
Section 2.08 above, which documents shall be in all respects acceptable in form and content to Bank and its counsel:

                  (a) Mortgages. A Mortgage in recordable form duly executed by Borrower and RFSP in form and content acceptable to Bank and its counsel and giving Bank a first lien on said Hotel Property subject only to those easements or encumbrances consented to in writing by Bank ("Permitted Exceptions").

                  (b) Security Agreements. Security Agreements duly executed by Borrower and RFSP, as applicable, granting to Bank a first security interest in all furniture, furnishings, equipment, fixtures, supplies, inventory, accounts, licenses, franchise agreements, general intangibles and other personal property of every kind and description used in connection with the ownership, operation and or management of each such Hotel Property, together with (i) acknowledgment copies of Financing Statements (UCC-1) duly filed under the Uniform Commercial Code of all jurisdictions necessary or, in the opinion of Bank, desirable to perfect the security interest created by the Security Agreement; and (ii) certified copies of requests for information (Form UCC-11) identifying all of the financing statements on file with respect to Borrower, RFSP and RFS, as applicable, indicating that no party claims an interest in any of the Collateral. At Bank's option, the Security Agreements may be contained in the Mortgages.

                  (c) Evidence of Due Authorization of Security Documents and Corporate or Partnership Good Standing. Certified copies of all partnership or corporate action, as applicable, taken by each party executing a Mortgage, Security Agreement, Assignments of Rents and Leases, Subordinations and/or Assignments of Leases and Management Agreements, UCC-1 financing statement, and all other instruments, certificates or agreements required by Bank (the "Security Documents"), including resolutions of its Board of Directors or appropriate partnership action, as applicable, authorizing the execution, delivery and performance of the Security Documents and evidence of the good standing of each party to each of the Security Documents under their respective states organization and any other state Bank deems necessary or appropriate.

                  (d) Assignments of Rents and Leases. An Assignment of Rents and Leases with respect to each such Hotel Property duly executed by Borrower and RFSP, in form and content acceptable to Bank and its counsel.

                  (e) Franchise Agreements. Copies of the franchise agreement under which each such Hotel Property will be operated, a copy of the franchisor's most recent inspection report, and, unless waived by Bank, a letter from franchisor agreeing to give notices to Bank of any defaults by the franchisee.

                  (f) Leases. Copies of each lease of each such Hotel Property (collectively, the "Leases"), which Leases shall be acceptable to Bank, it being understood that the form of lease used for the Initial Hotels is acceptable to Bank.

                  (g) Subordinations. Subordination agreement(s) duly executed by the lessees under the Leases subordinating the Leases to the Mortgages.

                  (h) Management Agreements. Copy of any management agreement for any Hotel Property subject to a management agreement providing for management by a company satisfactory to Bank, and an assignment to Bank of any such management agreement, as well as the subordination thereof and management fees thereunder to the Mortgage for the subject Hotel Property, and the consent of the manager thereto, all in form and content acceptable to Bank and its counsel.

                  (i) Surveys. An ALTA as-built survey of each such Hotel Property from a licensed surveyor acceptable to Bank, Bank's counsel and the title insurance company. The survey must be sufficient in form and content so that the title insurance company will issue an ALTA mortgagee's title insurance policy in which the standard boundary, encroachment and survey exceptions have been deleted. The survey must be dated within ninety (90) days prior to the issuance of the title policy and be certified to Bank and the title insurance company in form acceptable to Bank. The survey must show all easements or restrictions reflected as exceptions in the title insurance policies and must not show any matters affecting a particular property which is objectionable to Bank. The survey shall indicate whether any part of the particular Hotel Property is located within a flood plan area.

                  (j) Title Insurance Policies. A mortgagee title insurance policy with respect to each such Hotel Property in an amount satisfactory to Bank, naming Bank as the insured party, showing no indebtedness against such Hotel Property except for the Mortgage and reflecting fee simple title to the Hotel Property in RFSP, subject to no exceptions except for Permitted Exceptions. Such policy shall contain affirmative coverage as to survey matters, and such other affirmative coverage or endorsements as may be reasonably required by Bank.

                  (k) Environmental Audits. A Phase I environmental audit for each such Hotel Property, or higher, if reasonably required by Bank, performed and issued by a nationally recognized environmental audit firms, or as otherwise mutually agreed upon by Borrower and Bank, addressed to Bank as a party entitled to rely thereon, dated not more than six (6) months prior to the date the applicable Hotel Property is accepted into the Collateral Pool, reflecting no indication of adverse environmental conditions at the subject Hotel Property.

                  (l) Physical Inspections. Unless waived by Bank, report of an independent inspecting engineering firm satisfactory to Bank as to the physical condition of each such Hotel Property reflecting the condition of such Hotel Property acceptable to Bank and the independent satisfaction of Bank with the physical condition of the Hotel Property pursuant to the on-site inspection of officers to Bank, for which inspections such officers shall be permitted access to the Hotel Property during reasonable hours. All out of pocket expenses incurred by Bank in connection with such inspections shall be payable on demand by Borrower.

                  (m) Hazard Insurance. Certificate of insurance coverage for each such Hotel Property of the type required to be carried as provided in Section 5.05.

                  (n) Appraisals. An appraisal of each such Hotel Property in form and content satisfactory to Bank prepared by an MAI appraiser familiar with values of Hotel Properties in the area in which the subject Hotel Property is located, or other appraiser satisfactory to Bank in its discretion.

                  (o) Environmental Indemnity. An Environmental Indemnity Agreement in form and content satisfactory to Bank and its counsel, executed by Borrower and RFSP, as applicable, with respect to each such Hotel Property.

                  (p) Opinion of Counsel for Borrower and RFSP. Favorable opinions of counsel for Borrower and RFSP as to the existence and authority of each such entity and the enforceability against such entity of the Security Documents, as applicable, and all other documents to be delivered by such entities and, with respect to RFSP, specifically opining as to the existence and sufficiency of consideration for the Security Documents to be signed by it, each such opinion letter to be in form and content acceptable to Bank, and opining as to such other matters as Bank may request.

                  (q) Independent Market Study. An independent market study acceptable to Bank on each such Hotel Property.

                  (r) Other Documents. Such other approvals, opinions, or documents as Bank may request.

         If at any time Bank reasonably determines, in its sole discretion, that a Hotel Property should be removed from the Collateral Pool, whether due to environmental concerns which have changed or become known since the date of inclusion in the Collateral Pool, casualty or otherwise, Bank shall so notify Borrower in writing and such Hotel Property shall thereafter no longer be considered part of the Collateral Pool, nor included in the calculation of the Borrowing Base. As promptly as possible thereafter, Borrower or RFSP, as the case may be, shall pledge to Bank another unencumbered Hotel Property proposed by Borrower and acceptable to Bank in substitution thereof and in accordance with this Section 2.09. It is understood and agreed that at any time it becomes necessary pursuant to the terms hereof to pledge a Hotel Property to Bank for inclusion in the Collateral Pool, Bank shall initially consider any Hotel Property proposed by Borrower, but if Borrower does not propose a Hotel Property acceptable to Bank, Bank shall be allowed to choose from all unencumbered Hotel Properties not then included in the Collateral Pool, and Borrower and RFSP shall provide to Bank all such information and documents on such Hotel Properties as Bank may reasonably request to enable Bank to choose the Hotel Properties necessary to be pledged to Bank pursuant to the terms hereof.

         SECTION 2.10.  ADJUSTMENTS TO COLLATERAL POOL VALUATION.

                  (a) Appraisals. Bank may require Borrower to furnish Bank updated appraisals of each Collateral Pool Property bi-annually, or more often as Bank may from time to time require in order to assist Bank in determining the present Loan to Value Ratio (hereinafter referred to as "LTV Ratio"). All such appraisals shall comply in all respects with the requirements of subsection 2.09(n) above.

                  (b) Mandatory Adjustments. In the event that at any time during the term hereof the LTV Ratio exceeds The Borrowing Base of thirty three percent (33%), Borrower shall within thirty (30) days following notification from Bank: (i) prepay such amount of the Loans as may be necessary to reduce said ratio on the date of payment to thirty three percent (33%) or less, or (ii) pledge additional collateral acceptable to Bank with an appraised value sufficient to reduce the LTV Ratio to thirty three percent (33%) or less.

                  (c) Adjustments for Franchise Cancellations. In no event shall Borrower be entitled hereunder to borrow amounts which will increase the LTV Ratio to greater than thirty three percent (33%), nor shall the aggregate sum outstanding at any time under the Loans exceed Fifty Million and no/100 Dollars ($50,000,000.00). Furthermore, the Value of any Collateral Pool Property whose operating franchise license is cancelled shall be immediately deducted from the value of the Collateral Pool until such time as a national franchise reasonably acceptable to Bank is obtained with respect to such property and a new appraisal is obtained reflecting the same. In the interim, Bank shall have the right to deliver the notice set forth in subsection (b) above, in which event said subsection (b) shall be applicable in full. For purposes of the computation of the LTV Ratio, the Value of the Collateral Pool Property with respect to which such franchise is canceled shall be deemed $0.

                  (d) Pre-Approvals. Borrower may from time to time submit information to Bank concerning hotels to be purchased by Borrower or RFSP which are not to be purchased with proceeds of the Revolving Credit Loan, such submission to be for the purpose of pre-approving such Hotel Properties for satisfaction of all requirements set forth in
         Section 2.09 and inclusion in the Collateral Pool at the option of Borrower, subject to all requirements and provisions herein relating to the purchase of Additional Hotel Properties for inclusion in the Collateral Pool.

         SECTION 2.11. SALE OF HOTEL PROPERTIES. Upon the written request of Borrower, Bank shall release from the liens of any Mortgages such Hotel Properties as Borrower may sell from time to time, provided that the LTV Ratio will not exceed thirty three percent (33%) after any requested releases of any Collateral Pool Properties.

         SECTION 2.12. FEES. In consideration of Bank's Commitment to advance funds under the Revolving Credit Loan, Borrower agrees to pay to Bank the following annual fees:

                  (a) Commitment Fee. A commitment fee equal to one-quarter percent (.25%) of the maximum amount of the Commitment, determined without regard to the Collateral Pool valuation limitation (the "Maximum Committed Amount"), such fee to be paid annually upon the anniversary date of the execution of the First Loan Agreement; and

                  (b) Agent's Fee. An agent's fee equal to one-quarter percent (.25%) of the maximum amount of the Commitment, determined without regard to the Maximum Committed Amount, such fee to be paid annually upon the anniversary date of the execution of the First Loan Agreement.


                                   ARTICLE III

                              CONDITIONS PRECEDENT

         SECTION 3.01. INTENTIONALLY OMITTED.

         SECTION 3.02. CONDITIONS PRECEDENT TO ADVANCES UNDER THE REVOLVING CREDIT LOAN. The obligation of Bank or the Participants to make advances under the Revolving Credit Loan is subject to the conditions precedent that on the date of each advance under the Revolving Credit Loan:

                  (a) The following statements shall be true and Bank shall have received a certificate signed by a duly authorized officer of Borrower dated the date of each advance under the Revolving Credit Loan, stating that:

                           (i) The representations and warranties contained in
                  Article IV of this Agreement are correct on and as of the date of such advance as though made on and as of such date;

                           (ii) No Default or Event of Default has occurred and
                  is continuing, or would result from such advance;

                           (iii) There has been no material adverse change in
                  the financial condition of Borrower or RFSP since the date of the financial statements, if any, delivered to Bank pursuant to Section 5.08; and

                           (iv) The principal amount outstanding under the
                  Revolving Credit Loan, when aggregated with the principal amount of the advance requested, shall not exceed the limits of the Commitment pursuant to Section 2.01 above.

                  (b) Bank shall have received such other approvals, opinions, or documents as Bank may reasonably request.

         SECTION 3.03. CONDITIONS PRECEDENT TO THE TERM LOAN. The obligation of Bank to make the Term Loan shall be subject to the condition precedent that Bank shall have received on or before the day of the Term Loan all of the documents required by Section 3.02 and each of the following, in form and substance satisfactory to Bank and its counsel:

                  (a) Note. The Note duly executed by Borrower, or any replacement note requested by bank;

                  (b) Opinion of counsel for Borrower and RFSP. A favorable opinion of counsel for Borrower and RFSP dated the date of the Term Loan, in form and content acceptable to Bank;

                  (c) Officer's certificate, etc. The following statements shall be true and Bank shall have received a certificate signed by a duly authorized officer of Borrower dated the date of the Term Loan stating that:

                           (i) The representations and warranties contained in
                  Article IV of this Agreement are correct on and as of the date of the Term Loan as though made on and as of such date; and

                           (ii) No Default or Event of Default has occurred and
                  is continuing, or would result from the Term Loan.

                  (d) Modifications of Mortgages/Title Endorsements. If reasonably required by Bank, modification agreements with respect to the Mortgages on the Hotel Properties pledged as collateral for the Loans and endorsements to the policies of mortgagee title insurance reflecting the conversion of the Revolving Credit Loan to the Term Loan and showing no adverse title matters as to any such Hotel Property; and

                  (e) Additional Documentation. Bank shall have received such other approvals, opinions, or documents as Bank may request.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

Borrower and/or RFSP, as the case may be or the context would require, represent and warrant to Bank that:

         SECTION 4.01. INCORPORATION, GOOD STANDING, AND DUE QUALIFICATION OF BORROWER. Borrower is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

         SECTION 4.02. CORPORATE POWER AND AUTHORITY OF BORROWER. The execution, delivery, and performance by Borrower of the Loan Documents have been duly authorized by all necessary corporate action and do not and will not (1) require any consent or approval of the stockholders of Borrower; (2) contravene any provision of Borrower's charter or bylaws; (3) violate any provision of any law, rule, regulation (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Borrower; (4) result in a breach of or constitute a default under (whether with the giving of notice, passage of time, or both) any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Borrower is a party or by which it is or its properties may be bound or affected; (5) result in, or require, the creation or imposition of any lien, upon or with respect to any of the properties now owned or hereafter acquired by Borrower; or (6) cause Borrower to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

         SECTION 4.03. EXISTENCE AND DUE QUALIFICATION OF RFSP. RFSP is validly existing and in good standing under the laws of the State of Tennessee; has the power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and is duly qualified and in good standing under the laws of each other jurisdiction in which such qualification is required.

         SECTION 4.04. POWER AND AUTHORITY OF RFSP. The execution, delivery and performance by RFSP of any of the Loan Documents to which it is a party, have been duly authorized by all necessary partnership action, and do not and will not (1) require any consent or approval of any limited partners; (2) contravene any partnership agreement; (3) violate any provision of any law, rule, regulation (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to RFSP ; (4) result in a breach of or constitute a default under (whether with the giving of notice, passage of time, or both) any indenture or loan or credit agreement or any other agreement, lease, or instrument to which is a party or by which its properties may be bound or affected; (5) result in or require the creation of imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by it; or (6) cause either RFSP to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award for any such indenture, agreement, lease, or instrument.

         SECTION 4.05. LEGALLY ENFORCEABLE AGREEMENT. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid, and binding obligations of Borrower, or of RFSP, as applicable, enforceable in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

         SECTION 4.06. LABOR DISPUTES AND ACTS OF GOD. Neither the respective businesses, nor the respective properties, of Borrower or RFSP are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), materially and adversely affecting such businesses or properties or the operations of Borrower or RFSP.

         SECTION 4.07. OTHER AGREEMENTS. Neither Borrower nor RFSP is a party to any indenture, loan, or credit agreement, or to any lease, or other agreement or instrument, or subject to any charter or corporate restriction, or partnership restriction, which could have a material adverse effect on the business properties, assets, operations, or conditions, financial or otherwise, of Borrower or of RFSP, or the ability of Borrower or of RFSP to carry out their respective obligations under the Loan Documents to which they are a party. Neither Borrower nor RFSP is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which any of them is a party, including, without limitation, any of the Easements, or the Leases.

         SECTION 4.08. LITIGATION. There is no pending or threatened action or proceeding against or affecting Borrower or RFSP before any court, governmental agency, or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the respective financial conditions, operations, properties, or businesses of Borrower or RFSP or the ability of Borrower or RFSP to perform their respective obligations under the Loan Documents to which they are a party.

         SECTION 4.09. NO DEFAULTS ON OUTSTANDING JUDGMENTS OR ORDERS. Borrower and RFSP have satisfied all judgments, and neither Borrower nor RFSP is in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other government authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

         SECTION 4.10. OWNERSHIP AND LIENS. Borrower and RFSP have title to all of their respective properties and assets, real and personal, and none of the properties and assets owned by Borrower or RFSP is subject to any Lien except as provided in Section 6.01. RFSP has unencumbered fee simple title to all of the Initial Hotels.

         SECTION 4.11. OPERATION OF BUSINESS. Except as may have been disclosed in writing to, and approved by, Bank, Borrower and RFSP have made application for or otherwise possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted, and neither Borrower nor RFSP are in violation of any of the foregoing or any valid rights of others with respect to any of the foregoing.

         SECTION 4.12. TAXES. Borrower and RFSP have filed all tax returns (federal, state, and local) required to be filed and have paid all taxes, assessments, and governmental charges and levies shown or required to be shown thereon to be due, including interest and penalties, and have paid all real estate and personal property taxes due to date with respect to each Hotel Property and their other assets.

         SECTION 4.13. DEBT. Borrower has provided to Bank a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, Capital Leases, and other investments, agreements, and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangement for the issuance of letters of credit or for acceptance financing) in respect of which Borrower or RFSP is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credits in question, which are outstanding and which can be outstanding, have been correctly stated, and all liens of any nature given or agreed to be given as security therefor have been correctly described or identified to Bank.

         SECTION 4.14. ENVIRONMENTAL COMPLIANCE. The Hotel Properties are not currently used in any manner, and, to the best of the knowledge of Borrower and RFSP, no prior use by Borrower or RFSP, or any prior owner or tenant has occurred, which violates applicable Environmental Laws; neither Borrower nor RFSP, nor any tenant has received any notice from a governmental agency of a violation of such laws. If any such notice is received, Borrower shall immediately notify Bank. Borrower will not use or permit to be used any Hotel Property in a manner which would violate Environmental Laws.

         SECTION 4.15. ADA COMPLIANCE. To the best of Borrower's and RFSP's respective knowledges, the Hotel Properties comply with all applicable provisions of the Americans With Disabilities Act which would result in material liability if said Hotel Properties were found to be in non-compliance.

         SECTION 4.16. OPERATIONS; ROOM RENTS. The Hotel Properties have been operated in a prudent manner consistent with other hotels of similar character and location, and neither Borrower nor RFSP have diverted or transferred any motel receipts or room rents for any use inconsistent with such operations performed in the ordinary course of operating the Hotel Properties.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

         So long as any Note shall remain unpaid or Bank shall have any Commitment under this Agreement, Borrower and RFSP covenant as follows:

         SECTION 5.01. MAINTENANCE OF EXISTENCE. Borrower will preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation, qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required, and retain its qualification as a REIT under federal income tax regulations; ; and RFSP will maintain its existence as a limited partnership and will remain qualified in each jurisdiction in which qualification is required.

         SECTION 5.02. MAINTENANCE OF RECORDS. Borrower and RFSP will keep adequate records and books of account in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions.

         SECTION 5.03. MAINTENANCE OF PROPERTIES. Borrower and RFSP will maintain, keep, and preserve all of their respective properties (tangible and intangible) necessary or useful in the proper conduct of their respective businesses in good working order and condition, ordinary wear and tear and insured casualty damage or taking through the power of eminent domain excepted.

         SECTION 5.04. CONDUCT OF BUSINESS. Borrower and RFSP will continue to engage in an efficient and economical manner in a business of the same general type as conducted by them on the date of this Agreement.

         SECTION 5.05. MAINTENANCE OF INSURANCE. Borrower and RFSP will maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated. RFSP will maintain with respect to each Hotel Property fire and extended coverage insurance in form and content acceptable to Bank, including vandalism and malicious mischief coverage, in an amount not less than the full replacement cost of the improvements. The policies must contain coverage for damage from wind and earthquake and be issued by a company which is approved by the applicable governmental entity overseeing the insurance industry in the state where the Hotel Property is located, and which is acceptable to Bank. If at any time during the term hereof it is determined that any Hotel Property is located in a "special flood hazard area" requiring flood insurance under the Flood Disaster Protection Act of 1973, RFSP shall provide satisfactory flood insurance with respect to such property. All policies of insurance required to be maintained hereunder shall name Bank as loss payee under the standard New York mortgagee clause or the equivalent thereof acceptable to Bank.

         SECTION 5.06. COMPLIANCE WITH LAWS. Borrower and RFSP will comply in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon them or upon their respective properties.

         SECTION 5.07. RIGHT OF INSPECTION. At any reasonable time and from time to time, Borrower and RFSP will permit Bank or any agent or representative thereof to examine and make copies of and abstracts from their records and books of account of, and visit their properties and to discuss their affairs, finances, and accounts with any of their respective officers and directors and their independent accountants.

         SECTION 5.08. REPORTING REQUIREMENTS. Borrower and RFSP shall furnish to Bank:

                  (a) Quarterly financial statements. No later than twenty-five
         (25) days after the end of each quarter, or more frequently if Bank shall reasonably request, but in any event, no later than one (1) day prior to the filing of such information with the Securities and Exchange Commission, after the end of each of the first three quarters of each fiscal year, balance sheets as of the end of such quarter, statements of income and retained earnings for the portion of the fiscal year ending with the end of such quarter, a statement of change in cash flow for the portion of the fiscal year ending with the last day of such quarter, a properly completed Debt Coverage Worksheet, plus all supporting documentation, covering the twelve-month period ending with the last day of such quarter, statements of operation for all of the Hotel Properties and a combined statement of operations for all Hotel Properties for such quarter, and detailed information regarding occupancy figures and average daily room rates for all of the Hotel Properties for such quarter in form and content acceptable to Bank, as same may be modified by Bank from time to time, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and certified by their chief financial officers (subject to year-end adjustments);

                  (b) Annual financial statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year, balance sheets as of the end of their respective fiscal years, statements of income and retained earnings as of the end of such fiscal years, statements of changes in cash flows for such fiscal years, and, with respect to each of the foregoing, accompanied by an opinion thereon acceptable to Bank by Coopers & Lybrand or other independent certified public accountants acceptable to Bank, a properly completed Debt Coverage Worksheet, covering such fiscal year, statements of operation for all of the Hotel Properties and a combined statement of operations for such fiscal year (both including an itemized account of gross income and expenses), and detailed information regarding occupancy figures and average daily room rates for all of the Hotel Properties for such fiscal year, and detailed information regarding occupancy figures and average daily room rates for all of the Hotel Properties for such fiscal year, all of the foregoing to be in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied and certified as correct by their chief financial officers;

                  (c) Management letters. Promptly upon receipt thereof, copies of any reports submitted by independent certified public accountants in connection with any audits of their financial statements made by such accountants;

                  (d) Certificate of no Default. Within ninety (90) days after the end of each of the quarters of each of their respective fiscal years, certificates of their chief financial officers certifying that to the best of their knowledge no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto;

                  (e) Notice of litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting Borrower or RFSP, which, if determined adversely, could have a material adverse effect on their respective financial conditions, properties, or operations;

                  (f) Notice of Defaults and Events of Default. As soon as possible and in any event within ten (10) days after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken with respect thereto;

                  (g) Reports to other creditors. Promptly after the furnishing thereof, copies of any financial statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to Bank pursuant to any other clause of this Section 5.08;

                  (h) Proxy statements, etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements, and reports which Borrower or RFSP sends to their respective stockholders or partners, as applicable, and copies of all regular, periodic, and special reports, and all registration statements which Borrower or RFSP files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange;

                  (i) Tax receipts. Copies of paid real estate ad valorem tax receipts for all Hotel Properties prior to delinquency; and

                  (j) General information. Such other information respecting the condition or operations, financial or otherwise, as Bank may from time to time request.

         SECTION 5.09. DEBT COVERAGE RATIOS.

                  (a) Debt Coverage Ratio (NOI). Borrower shall maintain a Debt Coverage Ratio (NOI) on all of Borrower's Debt and Hotel Properties, whether such Debt was incurred with Bank or any other creditor, of at least 3.0:1 at all times during the term hereof.

                  (b) Debt Coverage Ratio (CF). Borrower shall maintain a Debt Coverage Ratio (CF) on just the Revolving Credit Loan and Collateral Pool Properties of at least 2.25:1 at all times during the term hereof, and must maintain a minimum level of Operating Income from Collateral Pool Properties at all times of at least $17,500,000.00.

                  (c) Debt Coverage Ratio (CFO). Borrower shall maintain a Debt Coverage Ratio (CFO) on all of Borrower's Debt and Hotel Properties, whether such Debt was incurred with Bank or any other creditor, of at least 1.75:1 at all times during the term hereof.

                  (d) Quarterly Calculations. The Debt Coverage Ratios shall be calculated each quarter using a trailing twelve (12) month rolling average using the NOI, CF, or CFO, as applicable, for the immediately preceding twelve (12) month period. Borrower shall prepay a portion of the Loans sufficient to achieve such of the required Debt Coverage Ratios as are not in compliance within thirty days following notification from Bank if any such quarterly calculation shall result in a Debt Coverage Ratio less than the minimums set forth above. Bank may refuse any draw request made by Borrower if the result of the making of the advance requested would be that the calculation of any of the required Debt Coverage Ratios, using an Annual Debt Service amount computed on the total principal which would be outstanding after the advance of the draw requested, would result in Borrower's failure to maintain any of the required Debt Coverage Ratios. Borrower shall be allowed to borrow additional funds at such time as Borrower can demonstrate that it has sufficient net taxable income for the preceding four calendar quarters to provide the required coverage for all Debt Coverage Ratios not in compliance.

                  (e) Revolving Credit Loan Calculation. With respect to the calculation of the Debt Coverage Ratio relating to the Revolving Credit Loan, the Annual Debt Service on Borrower's outstanding Debt thereunder shall be determined as though such Debt was being amortized to arrive at a monthly installment amount using a ten (10) year term and an assumed interest rate equal to the greater of (i) 1.75%, in excess of the Libor Rate, or (ii) the five (5) year U.S. Treasury Note yield, plus 2.5%.

         SECTION 5.10. RESERVE FOR ROOM RENOVATIONS. Borrower shall maintain a reserve account at Bank, into which Borrower shall deposit, or shall have deposited, as the case may be, commencing with the calendar quarter beginning July 1, 1994, the sum of $75.00 per room for all Hotel Properties pledged as collateral for the Loans followed by deposits on or before the first day of each calendar quarter thereafter during the term hereof (January 1, April 1, July 1, and October 1). Borrower or RFSP may withdraw funds from said account at any time prior to an Event of Default without restriction. Borrower or RFSP shall furnish Bank an accounting of all sums withdrawn from such account at the end of each calendar quarter (March 31, June 30, September 30 and December 31).

         SECTION 5.11. MAINTENANCE OF FRANCHISES. Borrower and RFSP, as applicable, shall comply with the requirements imposed on any of them as franchisee under all franchise agreements held for operation of the Initial Hotels, and any Additional Hotel Properties acquired with proceeds of the Revolving Credit Loan. Copies of any notices of default under said franchise agreements and copies of any other material correspondence received from a franchisor under such franchise agreements shall be given immediately to Bank.

         SECTION 5.12. MINIMUM NET WORTH. Borrower shall maintain at all applicable times, a minimum net worth in an amount equal to the net worth of Borrower as reported to, and accepted by, Bank in Borrower's most recent fiscal year-end audited financing statement, as such net worth may change from year to year.

         SECTION 5.13. OPERATIONS; ROOM RENTS. BORROWER AND RFSP shall ensure that the operations of the Hotel Properties are conducted in a prudent manner consistent with other hotels of similar character and location, and shall not divert or transfer any receipts or room rents for any use inconsistent with such operations performed in the ordinary course of operating the Hotel Properties.

         SECTION 5.14. MINIMUM CASH FLOW. Borrower and RFSP shall maintain at all times a Cash Flow amount which is equal to or greater than thirty-five percent (35%) of the committed amount of the Revolving Credit Loan.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

         So long as any Note shall remain unpaid or Bank shall have any Commitment under this Agreement, Borrower and RFSP will comply with the following negative covenants:

         SECTION 6.01. LIENS. Borrower and RFSP will not create, incur, assume, or suffer to exist, any lien upon with respect to any of their respective properties, now owned or hereafter acquired, except:

                  (a)      Liens in favor of Bank;

                  (b) Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

                  (c) Liens imposed by law, such as mechanics' materialmen's, landlords', warehousemen's, and carrier's Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

                  (d) Liens under workmen's compensation, unemployment insurance, social security, or similar legislation;

                  (e) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

                  (f) Judgment and other similar liens arising in connection with court proceedings, provided the execution or other enforcement of such liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

                  (g) Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment of their property or assets encumbered thereby in the normal course of their respective businesses or materially impair the value of their property subject thereto;

                  (h) Existing mortgage liens on any Hotel Properties securing obligations assumed by Borrower or RFSP, provided, however, such Hotel Properties shall not be purchased with proceeds from the Revolving Credit Loan, nor pledged to Bank as collateral for the Loans, nor be submitted for inclusion in the Collateral Pool, unless Bank shall consent in its sole discretion after request from Borrower. 28

         SECTION 6.02. DEBT. Neither Borrower nor RFSP will create, incur, assume, or suffer to exist any Debt, except:

                  (a) Debt of Borrower under this Agreement or the Note;

                  (b) Accounts payable to trade creditors, including without limitation, amounts payable under service contracts, for goods or services incurred in the ordinary course of business and paid within the specified time, unless contested in good faith and by appropriate proceedings;

                  (c) Debt assumed by Borrower or RFSP secured by any of the Additional Hotel Properties, provided, however, that (i) such debt assumed by Borrower or RFSP shall never exceed in the aggregate Twenty Million and no/100 Dollars ($20,000,000.00), (ii) the total LTV Ratio may not exceed thirty three percent (33%) after including the debt assumed, if such Additional Hotel Properties were purchased with proceeds from the Revolving Credit Loan (iii) such Additional Hotel Properties shall not be included in the Collateral Pool, unless Bank shall consent in its sole discretion, and (iv) Borrower will maintain the required Debt Coverage Ratio after including the debt assumed.

         SECTION 6.03. MERGERS, ETC. Neither Borrower nor RFSP will merge or consolidate with, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of their assets (whether now owned or hereafter acquired) to any person, or acquire all or substantially all of the assets or the business of any person, other than acquisition of Hotel Properties by RFSP in the ordinary course of business.

         SECTION 6.04. LEASES. Neither Borrower nor RFSP will create, incur, assume, or suffer to exist any obligation as lessee for the rental or hire of any real or personal property, except for non-Capital Leases incurred in the ordinary course of business and for any Capital Leases of equipment necessary for the operation of the Hotel Properties.

         SECTION 6.05. SALE AND LEASEBACK. Neither Borrower nor RFSP will sell, transfer, or otherwise dispose of any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property.

         SECTION 6.06. GUARANTIES, ETC. Neither Borrower nor RFSP will assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or to maintain or cause such person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any person against loss) for obligations of any person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

         SECTION 6.07. CONDITION OF HOTELS. Neither Borrower nor RFSP will suffer to occur any material adverse change in the physical condition of any of the Hotel Properties as determined in the sole but reasonable discretion of Bank based on an appraisal or engineering report meeting the requirements of Section 2.09(l) and (n), respectively, delivered to Bank as required hereunder, other than losses from insured casualty or takings under the power of eminent domain.

                                   ARTICLE VII

                                EVENTS OF DEFAULT

         SECTION 7.01. EVENTS OF DEFAULT. If any of the following events ("Events of Default") shall occur:

                  (a) Borrower should fail to pay the principal of, or interest on, the Note, or any amount of a commitment fee, within fifteen (15) days following the date on which the same becomes due and payable;

                  (b) Any representation or warranty made or deemed made by Borrower, RFSP or RFS in this Agreement, the Loan Documents or in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

                  (c) Borrower, RFSP or RFS shall fail to perform or observe any term, covenant, or agreement contained in any Loan Document (other than the Note) to which any of them is a party on their part to be performed or observed, and such failure shall continue for a period of thirty
         (30) days after notice to Borrower from Bank describing the nature of the failure; provided that, if such failure is not susceptible of cure within thirty (30) days, such party shall be allowed an additional thirty (30) days to effect such cure provided it promptly begins efforts to cure and thereafter diligently pursues such cure to conclusion;

                  (d) Borrower or RFSP shall (i) fail to pay any indebtedness for borrowed money (other than the Note), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); (ii) fail to perform or observe any term, covenant, or condition on their parts to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration after the giving of notice or passage of time, or both, of the maturity of such indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or (iii) suffer a material adverse change in condition (financial or otherwise);

                  (e) Each of Borrower or RFSP (i) shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as such debts become due; or (ii) shall make an assignment for the benefits of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (iii) shall commence any proceeding under any Bankruptcy, reorganization, arrangements, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction whether now or hereafter in effect, or (iv) shall have any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or adjudication or appointment is made and which remains undismissed for a period of sixty (60) days or more; or (v) by any act or omission shall indicate its consent to, approval of, or acquiescence in any such petition, application, or proceeding, or order for relief, or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (vi) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of sixty (60) days or more;

                  (f) One or more judgments, decrees, or orders for the payment of money in excess of One Million and No/100 Dollars ( 1,000,000.00) in the aggregate shall be rendered against Borrower or RFSP, and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of twenty (20) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

                  (g) Any single Mortgage or Security Agreement shall at any time after its execution and delivery and for any reason, other than payment in full of the obligations so secured, cease: (i) to create a valid and perfected first priority mortgage or security interest in and to the property purported to be subject thereto; or (ii) to be in full force and effect or shall be declared null and void, or the validity or unenforceability thereof shall be contested by RFSP, or RFSP shall deny it has any further liability or obligation under any such Mortgage or Security Agreement, or RFSP shall fail to perform any of its obligations under any such Mortgage or Security Agreement, if the effect of removing the affected Collateral Pool Property from the Collateral Pool would result in a violation of the required LTV Ratio;

                  (h) RFSP shall sell, transfer or convey any interest whatsoever in any of the Hotel Properties or the personal property held in connection therewith or the rental income therefrom (except for the leases to RFS ), or enter into any termination of, or material amendment to, any of the leases on any of the Collateral Pool Properties, without the prior written consent of Bank, which consent shall not be unreasonably withheld;

                  (i) Borrower ceases to qualify as a REIT under applicable law entitled to all the benefits thereof, or RFSP ceases to be actively involved in the ownership of


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

         Borrower and the Hotel Properties, or if any further encumbrances, whether by way of mortgage, deed of trust, financing lease, declaration of trust, or other instrument is placed on any of the Hotel Properties without the prior written consent of Bank;

                  (j) Borrower's charter is amended to allow a LTV Ratio higher than thirty three percent (33%);

                  (k) Borrower or RFSP defaults under any other agreement to which any is a party, which affects or relates to any of the Hotel Properties, such agreements including, without limitation, any of the Easements or the Leases;

then, and in any such event, Bank may, by notice to Borrower, (1) declare its obligation to make advances under the Revolving Credit Loan terminated, whereupon the same shall forthwith terminate, (2) declare the outstanding principal balance owing under the Loans, all interest thereon, and all other amounts payable under this Agreement, or otherwise to be forthwith due and payable, whereupon the Loans, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower and RFSP , provided, however, that occurrence of any event specified in subsection (e) above shall constitute an immediate and automatic termination of Bank's obligation to make advances under the Revolving Credit Loan hereunder, and all sums then outstanding shall become automatically and simultaneously due and payable in full without any action on the part of Bank, (3) avail itself of any and all remedies available to it in any of the Loan Documents, including, without limitation, appointment of receivers for the Hotel Properties, (4) avail itself of any and all other or additional remedies available by law.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         SECTION 8.01. AMENDMENTS, ETC. No amendment, modification, termination, or waiver of any provision of any Loan Document, nor consent to any departure by Borrower, RFSP or RFS from any Loan Document to which any of them is a party, shall in any event be effective unless the same shall be in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 8.02. NOTICES, ETC. All notices and other communications provided for under this Agreement and under the other Loan Documents shall be in writing (including telegraphic communication) and mailed or telegraphed or delivered, if to Borrower or RFSP, at Memphis, Tennessee 38119, and if to Bank, at its address at 6060 Poplar Avenue, Memphis, Tennessee 38119, Attention:
Metropolitan Department; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 8.02. All such notices and communications shall, when mailed or telegraphed, be effective when deposited in the mails or delivered to the telegraph company, respectively, addressed as aforesaid, except that notices to Bank pursuant to the provisions of Article II shall not be effective until received by Bank.

         SECTION 8.03. NO WAIVER; REMEDIES. No failure on the part of Bank to exercise, and no delay in exercising, any right, power, or remedy under any Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

         SECTION 8.04. SUCCESSOR AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither Borrower, RFSP nor RFS may assign or transfer, any of their rights under any Loan Document to which they are a party without the prior written consent of Bank.

         SECTION 8.05. COSTS, EXPENSES, AND TAXES. Borrower and RFSP agree to pay on demand all costs and expenses in connection with the preparation, execution, delivery, filing, recording, and administration of any of the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Bank, and local counsel who may be retained by said counsel, with respect thereto and with respect to advising Bank as to its rights and responsibilities under any of the Loan Documents, and all costs and expenses, if any, in connection and the enforcement of any of the Loan Documents. In addition, Borrower and RFSP shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to save Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. Borrower and RFSP shall also pay all costs associated with the appraisals, engineering inspections, inspections of Hotel Properties by officers or employees of Bank, surveys and title insurance to be furnished Bank as provided herein; and all costs, including attorney fees, associated with modification of the Loan Documents and endorsements to title policies resulting from exercise by Borrower of the Term Loan Option or substitution of collateral.

         SECTION 8.06. RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default, Bank is hereby authorized at any time and from time to time, without notice to Borrower or RFSP (any such notice being expressly waived), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or the Note or any other Loan Document, irrespective of whether or not Bank shall have made any demand under this Agreement or the Note or such other Loan Document and although such obligations may be unmatured. Bank agrees promptly to notify Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Bank under this Section 8.06 are in addition to other rights and remedies (including, without limitation, other rights or setoff) which Bank may have.

         SECTION 8.07. WAIVER OF RIGHT TO JURY TRIAL. BORROWER AND RFSP JOINTLY AND SEVERALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED (OR WHICH MAY IN THE FUTURE BE DELIVERED) IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT. THE UNDERSIGNED AGREE(S) THAT SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

         SECTION 8.08. GOVERNING LAW. This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of Tennessee, except with respect to interest which may be governed by applicable federal law in effect from time to time.

         SECTION 8.09. SEVERABILITY OF PROVISION. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

         SECTION 8.10. HEADINGS. Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

         SECTION 8.11. JOINDER BY RFSP. RFSP joins in the execution hereof for the purpose of consenting to the provisions contained herein applicable to it and its properties and of agreeing to comply with all such applicable provisions.

         SECTION 8.12. JURISDICTION AND VENUE. The parties agree that the sole proper venue for the determination of any litigation commenced by Borrower or RFSP against Bank on any basis shall be in a court of competent jurisdiction which is located in Shelby County, Tennessee and the parties hereby expressly declare that any other venue shall be improper and Borrower and RFSP expressly waive any right to a determination of any such litigation against Bank by a court in any other venue. Borrower and RFSP further agree that service of process by any judicial officer or by registered or certified U.S. Mail, as specified in Section 8.02 on Notices, shall establish personal jurisdiction over Borrower and RFSP and Borrower and RFSP waive any rights under the laws of any state to object to jurisdiction within the State of Tennessee. Borrower and RFSP acknowledge that this Agreement was negotiated, executed and delivered in the State of Tennessee and shall be governed and construed in accordance with the laws thereof. Provided, however, nothing contained in this Section 8.12 shall prevent Bank from bringing any action or exercising any rights against any security or against Borrower or RFSP personally, and any of their property, within any other state. Initiating such proceedings or taking such action in any other state shall in no event constitute a waiver of the agreement contained herein that the laws of the State of Tennessee shall govern the rights and obligations of the parties hereunder or of the submission herein made by Borrower and RFSP to personal jurisdiction within the State of Tennessee. The aforesaid means of obtaining personal jurisdiction and perfecting service of process are not intended to be exclusive, but are cumulative and in addition to all other means of obtaining personal jurisdiction and perfecting service of process now or hereafter provided by the laws of the State of Tennessee.

         SECTION 8.13. NO THIRD PARTY BENEFICIARIES. All conditions of the obligations of any party hereunder, including the obligation of Bank to make advances, are imposed solely and exclusively for the benefit of the other parties and Bank's successors and assigns and any permitted assigns of Borrower or RFSP. No other person or entity shall have standing to require satisfaction of such conditions in accordance with the terms or, with respect to Borrower or RFSP, be entitled to assume that Bank will refuse to make advances in the absence of strict compliance with any or all thereof, and no other person or entity shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the respective party to whom the performance of any such condition shall run at any time if in the sole discretion of such party it deems it desirable to do so.

         SECTION 8.14. NO AGENCY. Bank is not the agent or representative of Borrower or RFSP, and neither Borrower nor RFSP is the agent or representative of Bank, and nothing in this Agreement shall be construed to make Bank liable to anyone for goods delivered to or services performed with respect to the Hotel Properties or Collateral or for debts or claims accruing against Borrower or RFSP. Nothing herein nor the acts of the parties hereto shall be construed to create a partnership or joint venture between Bank, Borrower and RFSP, or any other relationship except as debtor and creditor.

         SECTION 8.15. BANK APPROVALS. Each and every provision of this Agreement providing for the approval or consent of Bank, permitting inspection or review by Bank, providing the submission of any items in form or content acceptable to Bank or otherwise relating to the review and approval by Bank shall, at the discretion of Bank, include such approval, consent, acceptance or review, as applicable, of the Participants, all of which shall be conclusively determined by Bank.

         SECTION 8.16. LENDING LIMITATION; PARTICIPATION. Notwithstanding any other provision to the contrary contained herein, in the Commitment, or in any other document, Borrower expressly understands and agrees that Bank's obligation to lend under the Commitment and this Agreement is limited to the maximum amount under any circumstances of Twenty-five Million and no/100 Dollars ($25,000,000.00), and that pursuant to the Participation Agreement, such Participants have agreed to fund their respective Percentage Interests of the Commitment and all Loans made thereunder, which, in the aggregate participation, may total up to fifty percent (50%) of the Commitment, or Twenty-five Million and no/100 Dollars ($25,000,000.00), subject to the terms of the Participation Agreement concerning the rights of Bank and the Participants to fund more than their original Percentage Interests. It is expressly understood and agreed that if, for any reason, any of said Participants should fail or refuse to fund its Percentage Interest of the Loan, neither Bank nor any other Participant shall have any liability or obligation to Borrower to fund such unfunded portion of the Loan. In such event, Bank and each of the other Participants shall have the right, but not the obligation, to fund the Percentage Interest of the defaulting Participant or may cause such Percentage Interest to be purchased and funded by a substituted participant.
It is also understood and agreed that the Participants may require certain additional documents and/or amendments to this Agreement and/or any of the other Loan Documents, including, without limitation, the possible request for Borrower to execute multiple notes evidencing each Participant's respective Percentage Interest in the Loans. In such event, Borrower and RFSP agree to execute such additional documents and/or amendments as Bank and/or the Participants may reasonably request in order to fully evidence and secure, to Bank's and/or the Participants' reasonable satisfaction, Bank's and the Participants' Percentage Interests in the Loans.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                           "BORROWER"

                  RFS HOTEL INVESTORS, INC.

                                   BY: /s/
                                      ------------------------------------
                                   TITLE:
                                         ---------------------------------
                                   "RFSP"

                                   RFS PARTNERSHIP, L.P.

                                   BY:   RFS HOTEL INVESTORS, INC.
                                         ITS GENERAL PARTNER

                                         BY: /s/
                                            ------------------------------
                                         TITLE:
                                               ---------------------------
                                   "BANK"

                                   BOATMEN'S BANK OF TENNESSEE

                                   BY: /s/
                                      ------------------------------------
                                   TITLE:
                                         ---------------------------------
                                       36